Exhibit 99.1

Anhui Taiyang Poultry Reports Financial Results for the Three and Nine Months Ended September 30, 2011

Anhui Province, China – November 22, 2011 – Anhui Taiyang Poultry Co., Inc. (OTCBB: DUKS) (“Anhui Poultry” or the “Company”), a vertically integrated duck breeder, processor and distributor, today announced the financial results for the three and nine months ended September 30, 2011.

Financial Highlights for the Nine Months Ending September 30, 2011

●	Revenue totaled $23.2 million;
●	Gross profit rose 5.5% to $6.5 million; gross margin improved to 27.9% versus 20% a year ago;
●
The Company recognized non-cash bad debt reserves in the third quarter of 2011 totaling $1.2 million relating to accounts receivable, loans receivable, supplier prepayments, and sale price receivable from the 2010 sale of the Company’s fertilizer plant;

●	Net income totaled $1.7 million or $0.17 per basic and diluted share, based on 10.3 million weighted average shares; and
●
Adjusted net income (non-GAAP) exclusive of derivative charges, one-time gains, and bad debt reserves totaled $2.5 million as compared to $2.6 million in 2010 (see GAAP to non-GAAP reconciliation at the end of this release).

Mr. Wu Qiyou, Chief Executive Officer and Chairman of the Board of Directors, stated, “We are pleased with our financial results for the first nine months of 2011 as they have provide a positive trend related to our gross margin improvement. During the nine month period, we experienced a 57.3% increase in revenue of our higher margin Breeding Unit to $12.2 million from $7.7 million in the comparable period in 2010. This portion of our business accounted for 52.4% of total revenue during the 2011 period as compared to 25.1% in 2010. Thus far in 2011, the average price for ducklings in China has improved to $0.86 as compared to $0.60 over the same period in 2010. We foresee market pricing to stabilize in the near term and remain at a financially beneficial level for us to continue operating as we have for the past few quarters of streamlining higher revenue from our Breeding Unit. Our third quarter and year to date results in 2011 include non-cash bad debt reserve charges of $1.2 million charged against certain accounts receivable, loans receivable, supplier prepayments, and sale price receivable from the 2010 sale of our fertilizer plant, which contributed to last year’s revenue and net income results. We are pleased to report that we have increased our shareholder’s equity from $2.52 per share to $2.70 per share, despite the material reserves taken in the third quarter of 2011.”

Financial results for the nine months ended September 30, 2011
Interim Financials (USD) (unaudited)
Nine months ended September 30,	2011	2010	CHANGE
Revenue	$23.2 million	$30.8 million	-24.5%
Cost of Goods Sold	$16.7 million	$24.6 million	-32.0%
Gross Profit	$6.5 million	$6.2 million	+5.5%
Gross Profit Margin	27.9%	20.0%	+39.7%
Operating Profit	$2.5 million	$4.3 million	-40.2%
Net Income *	$1.7 million	$4.4 million	-60.5%

* During the 2010 nine month period, the Company realized two one-time gains in the amount of $877,874 on the sale of a Fertilizer Plant and $895,430 on the collection of a previously written off account receivable. Additionally, during the 2011 nine month period the Company realized (i) bad debt charges related to accounts receivable, loans receivable, supplier prepayments, and sale price receivable in the amount of $1,245,233, (ii) a gain of $473,000 due to a change in the fair value of derivative financial instruments, and (iii) income tax expense in the amount of $853,000 for the 2011 nine month period compared with $267,000 in 2010, resulting from contractual arrangements that became effective in May 2010.

Revenue for the nine months ending September 30, 2011 totaled $23.2 million, a decrease of 24.5% as compared to $30.8 million for the nine months ending September 30, 2010. During the first nine months of 2011, Breeding Unit revenue increased 57.3% to $12.2 million as compared to $7.7 million for the same period the year prior. Feed Unit and Food Unit revenue totaled $4.3 million and $6.8 million, respectively.

2011 Nine Month Revenue Breakdown By Business Unit (USD in thousands)
Nine months ending September 30,	2011	2010	CHANGE
Breeding Unit % of Sales	$12.2 million 52.4%	$7.7 million 25.1%	+57.3%
Feed Unit % of Sales	$4.3 million 18.5%	$9.4 million 30.4%	-54.0%
Food Unit % of Sales	$6.8 million 29.1%	$13.7 million 44.5%	-50.6%
Total Sales	$23.2 million	$30.8 million	-24.5%

Breeding Unit sales increased during the 2011 nine month period primarily as a result of higher demand and market prices for ducklings in China. During the 2011 nine month period ducklings had an average price of $0.86 as compared to $0.60 for the same period in 2010. Average sales price for grown commercial processing ducks was approximately $1.15 per kilogram during the 2011 nine month period as compared to $0.94 per kilogram for the same period in 2010. As a result of the increased revenue from the higher margin Breeding Unit during the 2011 nine month period, consolidated revenue decreased, but gross profit increased $339,000, or 5.5%.

Feed Unit revenue during the first nine months of 2011 totaled $4.3 million through the sale of feed products to one distributor. The Company will continue to market its feed products to external customers, primarily through feed distributors, however, because distribution of these products is currently concentrated in one distributor sales will remain unpredictable.

Food Unit revenue was down for the first nine months of 2011 as compared to the first nine months of 2010 as a result of higher market prices for ducklings, which resulted in ducklings being sold to the market rather than being used internally for Food Unit products. When market prices of ducks are high, on a consolidated basis, the Company can make higher profits by selling ducks into the market rather than processing them into food products, which have a more stable market price, and thus will yield lower margins when the input costs increase.

Cost of goods sold for the nine months ending September 30, 2011 totaled $16.7 million, a decrease of 32% as compared to $24.6 million for the same period in 2010. Gross profit for the 2011 nine month period increased 5.5% to $6.5 million compared to $6.2 million in 2010. Gross profit margins increased to 27.9% in 2011 as compared to 20% in 2010. The increase in gross margin was primarily the result of increased sales prices of duck and the relatively smaller increase in the cost of grains and other materials used to raise ducks. As a result, margins on duck sales increased from 22% in the 2010 nine month period to 40% in the 2011 nine month period.

During the nine months ended September 30, 2011, the Company realized a gain on the change in fair value of derivative financial instruments as a result of the warrants issued in the financing transactions completed in November 2010 and March 2011. The warrants are recorded as derivative liabilities at fair value and changes in the fair value of the warrants are charged or credited to income each period. During the nine month period ended September 30, 2011, the Company recognized a gain in the amount of $473,272. The decrease in fair value of the liability and corresponding gain is primarily the result of a decrease in our underlying stock price from $2.50 at December 31, 2010 to $2.00 at September 30, 2011.

Other income for the nine months ended September 30, 2011 and 2010 was $196,000 and $1.8 million, respectively. The substantially larger gain in 2010 was resulted from one-time gains from the sale of our fertilizer plant and collection of a previously written-off account in 2010.

The Company recognized income tax expense amounting to $557,000 and $267,000 in the nine months ended September 30, 2011 and 2010, respectively. The expense is higher in 2011 because, prior to May 2010, we were not subject to income tax expense as a producer of unprocessed agricultural goods. Beginning in May 2010 with our corporate offshore restructuring, profits earned in China are payable in the form of management fees to one of our wholly-owned subsidiaries, which fees are subject to income tax.

Net income for the nine month period ending September 30, 2011 totaled $1.7 million, or $0.17 per basic and diluted earnings per share, based on 10.3 million weighted average shares outstanding, as compared to net income of $4.4 million, or $0.67 per basic and diluted share, based on 6.6 million weighted average shares outstanding, for the same period in 2010. The lower income in 2011 was the result of (i) reserves for estimated uncollectible accounts recorded against accounts receivable, loans receivable, prepayments, and sale price receivable in the amount of $1,245,233 in 2011, (ii) higher other income of $1,581,676 in 2010 relating primarily to a gain on the sale of Taiyang’s fertilizer plant and the collection of a previously written off account receivable, (iii) increased wage and overhead costs associated with being public in 2011 of $810,496, and (iv) higher income tax expense of $585,898 in 2011 as a result of our contractual arrangements that came into effect in May 2010. These amounts were offset by (i) a gain on the change in fair value of derivative financial instruments in the amount of $473,272 in 2011, (ii) lower interest expense of $419,981 in 2011, and (iii) increased gross profit of $339,009 in 2011, resulting primarily from the Breeding Unit as margins improved due to higher market prices for ducks. Exclusive of certain one-time items, adjusted income for the nine month period in 2011 was $2.5 million (non-GAAP), as compared to adjusted income of $2.6 million (non-GAAP) in the nine month period in 2010 (see reconciliation of GAAP to non-GAAP results at the end of this release).

Financial results for the three months ended September 30, 2011
Revenue for the third quarter ending September 30, 2011 totaled $7.2 million as compared to $11.1 million for the third quarter ending September 30, 2010. During the 2011 third quarter, Breeding Unit revenue totaled $3.5 million as compared to $4.1 million for the same period the year prior. Feed Unit and Food Unit revenue totaled $1.5 million and $2.2 million, respectively.

Cost of goods sold for the 2011 third quarter totaled $5.3 million, a decrease of 37.2% as compared to $8.4 million for the same period in 2010. Gross profit in the third quarter of 2011 totaled $1.9 million compared to $2.7 million in 2010. Gross profit margins increased to 26.4% in 2011 as compared to 24.5% in 2010. The increase in gross margin was primarily the result of increased sales prices of duck and the relatively smaller increase in the cost of grains and other materials used to raise ducks. As a result, margins on duck sales increased from 28% in the 2010 third quarter to 39% in the 2011 third quarter.

Net loss for the third quarter ending September 30, 2011 totaled $322,000 as compared to net income of $1.5 million for the quarter ending September 30, 2010. (i) reserves for estimated uncollectible accounts recorded against accounts receivable, loans receivable, prepayments, and sale price receivable in the amount of $1,119,121 in 2011, (ii) lower gross profit of $833,894 resulting from lower sales in 2011, and (iii) increased professional services, wage and overhead costs associated with being public in 2011 of $466,494. These amounts were offset by (i) lower interest expense of $215,827 in 2011, (ii) lower business tax of $117,279 in 2011, and (iii) a gain on the change in fair value of derivative financial instruments in the amount of $37,372 in 2011.

Liquidity and Capital Resources
As of September 30, 2011, cash and cash equivalents totaled $2.4 million. Total current assets and total assets as of September 30, 2011 totaled $17.4 million and $57.8 million as compared to $15.3 million and $53.9 million as of December 31, 2010. Total current liabilities and total liabilities as of September 30, 2011 totaled $21.3 million and $29.6 million as compared to $18.0 million and $29.1 million as of December 31, 2010. Total stockholder’s equity as of September 30, 2011 totaled $28.2 million, or $2.70 per share, based on 10.4 million shares outstanding as of September 30, 2011.

This press release includes financial measures that are not in accordance with GAAP, consisting of adjusted net income. Management uses adjusted net income to evaluate the Company’s operating and financial performance in light of business objectives, for planning purposes, when publicly providing our business outlook and to facilitate period-to-period comparisons. Anhui Poultry believes that these measures are useful to investors because they enhance investors’ ability to review the Company’s business from the same perspective as our management and to facilitate comparisons of this period’s results with prior periods. Non-GAAP measures are used by some investors when assessing the ongoing operating and financial performance of our Company. These financial measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. The presentation of the additional information should not be considered a substitute for net income or net income per diluted prepared in accordance with GAAP. The primary material limitations associated with the use of non-GAAP measures as compared to the most directly comparable GAAP financial measures are (i) they may not be comparable to similarly titled measures used by other companies in our industry, and (ii) they exclude financial information that some may consider important in evaluating our performance. Pursuant to the requirements of Regulation G, the Company has included a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

About Anhui Taiyang Poultry Company:
Anhui Poultry, founded in 1996, raises, processes and markets ducks and duck related food products through three business lines. Anhui Poultry specializes in the breeding, hatching and cultivation of ducklings for resale and processing by its food processing unit, production of duck feed for internal use and external sales, and processing of commercial ducks into frozen raw food product for commercial resale. Current production unit capacity includes 100,000 tons of feed, 600,000 parent duck seedlings, 30 million commercial duck seedlings, and processing capacity of 15 million ducks. Strategically located in Ninnguo City, Anhui Province, China, Anhui Poultry operates in accordance with European, Japanese and Korean standards and is certified as a pollution free agricultural product by the national government.

Safe Harbor
Certain statements in this news release are forward-looking, including (without limitation) growing revenues and earnings, expected results from current projects and attracting new business. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company’s control. The Company’s actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of Anhui Poultry’s selling and marketing functions, continued customer satisfaction, contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those and other risk factors and cautionary statements that could affect future results, performance or trends is discussed in the Company’s filings with the SEC. All of the Company’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date hereof.

Investor Contact:
Alliance Advisors, LLC
Alan Sheinwald, President & Founder
(914) 669-0222
ASheinwald@AllianceAdvisors.net
www.AllianceAdvisors.net

Anhui Taiyang Poultry Co., Inc. (formerly The Parkview Group, Inc.)
Interim Consolidated Balance Sheets
(Expressed in United States Dollars)

	September 30,	December 31,
	2011	2010

ASSETS
Current assets
Cash and cash equivalents	$2,437,658	$1,930,319
Trade accounts receivable, net	5,057,154	5,348,650
Loans receivable	3,404,577	4,268,057
Inventories, net	2,448,059	1,762,709
Prepaid and other current assets	3,601,087	1,140,234
Proceeds receivable from sale of fertilizer plant, net	469,594	889,174
Total current assets	17,418,129	15,339,143

Construction in progress	6,394,979	5,634,476
Property, plant and equipment, net	20,340,479	20,495,162
Land use rights	10,910,777	10,660,988
Other long term assets	2,719,055	1,808,384
Total assets	$57,783,419	$53,938,153

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Trade accounts payable and accrued expenses	$2,754,281	$3,413,393
Income tax payable	1,260,548	703,098
Derivative financial instruments	1,330,490	1,480,261
Other accounts payable	2,350,178	4,542,855
Due to related parties	128,823	30,249
Loans payable, current portion	13,461,689	7,864,727
Total current liabilities	21,286,009	18,034,583

Loans payable, long term portion	8,284,931	11,016,050
Total liabilities	29,570,940	29,050,633
Commitments and contingencies
Subsequent events

Stockholders’ equity
Common stock, par value $0.001, 75,000,000 shares authorized, 10,440,033 and 9,865,033 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively	10,440	9,865
Additional paid-in capital	12,914,779	12,219,355
Appropriated retained earnings	1,353,912	1,353,912
Unappropriated retained earnings	11,899,515	10,154,034
Accumulated other comprehensive income	2,033,833	1,150,354
Total equity	28,212,479	24,887,520

Total liabilities and stockholders’ equity	$57,783,419	$53,938,153

Anhui Taiyang Poultry Co., Inc. (formerly The Parkview Group, Inc.)
Interim Consolidated Statements of Operations and Comprehensive Income
(Expressed in United States Dollars)
(Unaudited)

	Nine months ended September 30,		Three months ended September 30,
	2011	2010	2011	2010
		(Restated)		(Restated)
Revenues	$23,221,725	$30,756,737	$7,159,083	$11,110,167
Cost of goods sold	16,732,445	24,606,466	5,267,525	8,384,715

Gross Profit	6,489,280	6,150,271	1,891,558	2,725,452

Sales and marketing expenses	28,631	33,683	11,081	10,823
General and administrative expenses	3,915,880	1,860,298	2,010,990	542,800

Operating profit	2,544,769	4,256,290	(130,513)	2,171,829

Gain on change in fair value of derivative financial instruments (note 12)	473,272	—	37,372	—
Other income (expense)	195,854	1,777,530	(29,990)	5,409
Subsidy income	130,738	108,835	8,257	292
Interest expense, net	(1,041,702)	(1,461,683)	(343,880)	(559,707)

Income (loss) before income taxes	2,302,931	4,680,972	(458,754)	1,617,823
Income tax expense (benefit)	557,450	267,294	(136,990)	169,738

Net income (loss)	$1,745,481	$4,413,678	$(321,764)	$1,448,085

Comprehensive income:
Net income (loss)	$1,745,481	$4,413,678	$(321,764)	$1,448,085
Foreign currency translation adjustment	883,479	411,040	296,957	333,810

Comprehensive income (loss)	$2,628,960	$4,824,718	$(24,807)	$1,781,895

Earnings (loss) per share:
Basic and diluted	$0.17	$0.67	$(0.03)	$0.22

Weighted average number of common shares outstanding:
Basic and diluted	10,300,015	6,577,551	10,440,033	6,577,551

Anhui Taiyang Poultry Co., Inc. (formerly The Parkview Group, Inc.)
GAAP to non-GAAP reconciliation
(Expressed in United States Dollars)

	Nine months ended September 30,		Three months ended September 30,
	2011	2010	2011	2010
Net income	$1,745,481	$4,413,678	$(321,764)	$1,448,085
Gain on change in fair value of derivative financial instruments	(473,272)	—	(37,372)	—
Gain on sale of fertilizer plant	—	(877,874)	—	—
Gain on collection of previously written off account receivable	—	(895,430)	—	—
Bad debt reserves	1,245,233	—	1,119,121	—
Adjusted net income (non-GAAP)	$2,517,442	$2,640,374	$759,985	$1,448,085

Note: Adjusted net income is equal to net income as reported in the interim financial statements of the Company, as filed with the Securities and Exchange Commission, less (a) gains on change in fair value of derivative financial instruments, (b) one-time gain on sale of fertilizer plant in 2010, (c) one-time gain on collection of previously written off account receivable in 2010, and (d) one time bad debt reserves recorded in the third quarter of 2011 related to accounts receivable, loans receivable, supplier prepayments, and sale price receivable for the sale of the Company’s fertilizer plant.